           Filed Pursuant to Rule 424(b)(5) SEC File No. 333-26865

                            PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED AUGUST 12, 1997)

                        CAPSTEAD MORTGAGE CORPORATION

                                71,000 SHARES

                            SHARES OF COMMON STOCK
                             (PAR VALUE OF $0.01)

                                 12,000 SHARES
               SHARES OF $1.26 CUMULATIVE CONVERTIBLE PREFERRED,
                         SERIES B (PAR VALUE OF $.10)

                             -------------------

     Pursuant to a Sales Agency Agreement dated as of December 6, 1995 (the "Common Stock Sales Agency Agreement") between Capstead Mortgage Corporation (the "Company") and PaineWebber Incorporated ("PaineWebber") (as amended by Amendment No. 1 thereto dated as of September 10, 1996, Amendment No. 2 thereto dated as of March 4, 1997, Third Amendment thereto dated as of November 17, 1997 and Fourth Amendment thereto dated January 26, 1998) which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and which is incorporated by reference herein, the Company has sold, through PaineWebber, as agent of the Company, 71,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), pursuant to ordinary brokers' transactions on the New York Stock Exchange (the "NYSE"). Pursuant to a Sales Agency Agreement dated as of September 17, 1996 (the "Preferred Stock Sales Agency Agreement") between the Company and PaineWebber (as amended by Amendment No. 1 thereto dated as of March 4, 1997 and Second Amendment thereto dated as of January 26, 1998), which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and which is incorporated herein by reference, the Company has sold through PaineWebber, as agent of the Company, 12,000 shares of the Company's $1.26 Cumulative Convertible Preferred, Series B, par value $.10 per share (the "Series B Preferred Stock") pursuant to ordinary brokers' transactions on the NYSE.

COMMON STOCK

     Shares sold during Pricing Period . .March 9, 1998 through March 13, 1998

      4,000    Average Market Price Shares
     67,000    Additional Shares
     71,000    Total Shares Sold

     Arithmetic Mean of the High and Low Sales
     Prices of the shares reported on the NYSE
     (the "Average Market Price") for each
     Trading Day of the Pricing Period:

                                                             AVERAGE (OR TOTAL)
 3/9/98      3/10/98     3/11/98      3/12/98     3/13/98     FOR PRICING PERIOD
--------    --------    --------    ---------    --------    ------------------
$0.0000     $20.5000    $20.3438     $20.7500    $21.4063    $20.7500

   High and Low Sales Prices at
   Which Average Market Shares
   were sold during pricing
   period.................................  $21.6250      $20.5625

Average Market Price Shares:

Gross Proceeds to Company..................................  $   83,000.00
1.375% Discount............................................  $    1,660.00
                                                             -------------
Net Proceeds to Company....................................  $   81,340.00

Gross Sales Proceeds.......................................  $   83,693.75
Compensation to Agent......................................  $    2,353.75
                                                             -------------
Net Proceeds to Company....................................  $   81,340.00

Additional Shares Sold:
Gross Proceeds to Company..................................  $1,386,950.00
Commission to Agent........................................  $   19,070.59
                                                             -------------
Net Proceeds to Company....................................  $1,367,879.41
Total Net Proceeds to Company .............................  $1,449,219.41
Total Compensation to Agent ...............................  $   21,424.34

On March 13, 1998, the last reported sales price of the Shares on
the NYSE was ..............................................    $21.2500

SERIES B PREFERRED STOCK

     Pricing Period ....................... March 9, 1998 through March 13, 1998

     Shares of Preferred Stock sold .............. 4,000       Average Market Price Shares
                                                   8,000       Additional Shares
                                                  12,000       Total Shares Sold

     Arithmetic Mean of the High and Low Sales
     Prices of the Shared reported on the NYSE
     (the "Average Market Price") for each
     Trading Day of the Pricing Period:

                                                                                  AVERAGE FOR
3/9/98         3/10/98         3/11/98          3/12/98          3/13/98          PRICING PERIOD
------         -------         -------          -------          -------          --------------
0.0000         $15.5313        $15.5000         $15.3125         $15.4688         $15.4531

     High and Low Sales Prices at
     which Average Market Shares
     were sold during pricing
     period .........................   $15.6875          $15.4375

Average Market Price Shares:

Gross Proceeds to Company .......................................................   $  61,812.50
1.375% Discount .................................................................       1,236.25
                                                                                    ------------
Net Proceeds to Company .........................................................   $  60,576.25
Gross Proceeds to Agent .........................................................      62,193.75
Compensation to Agent ...........................................................       1,617.50
                                                                                    ------------
Net Proceeds to Company .........................................................   $  60,576.25

Additional Shares Sold:

Gross Proceeds to Company .......................................................   $ 123,231.25
Commission to Agent .............................................................   $   1,694.44
                                                                                    ------------
Net Proceeds to Company .........................................................   $ 121,536.81
Total Net Proceeds to Company ...................................................   $ 182,113.06
Total Compensation to Agent .....................................................   $   3,311.94

On March 13, 1998, the last reported sales price of the shares of Series B Preferred Stock on the NYSE was $15.6875 per share.

Note:  S.E.C. fees were not used in arriving at any of the above figures.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                           --------------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH 17, 1998.